Exhibit 99.(a)(xxiv)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby agree, pursuant to Section 5.3 of the Declaration, to change the name of Lord Abbett Global Core Equity Fund to “Lord Abbett Global Equity Research Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective May 15, 2018.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of April, 2018.

/s/ Douglas B. Sieg	/s/ Kathleen M. Lutito
Douglas B. Sieg	Kathleen M. Lutito

/s/ James M. McTaggart
Eric C. Fast	James M. McTaggart

/s/ Evelyn E. Guernsey	/s/ Karla M. Rabusch
Evelyn E. Guernsey	Karla M. Rabusch

/s/ Julie A. Hill	/s/ Mark A. Schmid
Julie A. Hill	Mark A. Schmid

/s/ James L.L. Tullis
Franklin W. Hobbs	James L.L. Tullis